UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of Report (Date of earliest event reported):  July 1, 2007

Commission File Number:  000-23575

COMMUNITY WEST BANCSHARES
(Exact Name of Registrant as Specified in Its Charter)

California	77-0446957
(State or other jurisdiction) of incorporation or organization)	(I.R.S. Employer Identification No.)

445 Pine Avenue, Goleta, California	93117
(Address of Principal Executive Offices)	(Zip Code)

(805) 692-5821
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e)

Effective as of July 1, 2007, the Company entered into an employment agreement (“Agreement”) with Charles G. Baltuskonis, its Executive Vice President and Chief Financial Officer.  The following summary of the Agreement is qualified in its entirety by the full text of the Agreement, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

The Agreement carries a 3-year term.  For 2007, Mr. Baltuskonis’ annual base salary is $181,440.  Future increases are at the discretion of the Board of Directors.  Mr. Baltuskonis has a deferred compensation account established and maintained at Community West Bank (“CWB”) for his benefit.  To this account, the Company credited $40,000 on July 1, 2007 and will credit an additional $40,000 on December 31, 2007.  In addition, $1,600 per month will also be credited to this account during the term of Mr. Baltuskonis’ employment.  Monthly interest credits will be earned throughout the term of the Agreement at the then-current CWB six-month certificate of deposit rate.  No funds in this account will vest prior to the date Mr. Baltuskonis attains age 65, and normal payments would not commence until such time as Mr. Baltuskonis attains age 66, whether or not he is employed by the Company.  In the event of a change of control, Mr. Baltuskonis will vest 50% of the account balance.

The Agreement specifies that, in the event of termination without cause, he would continue to receive salary and benefits plus deferred compensation for a period of three months.  Also, the Agreement contains a change of control (as defined in the Agreement) clause whereby, if he is terminated within one year following such event, he would be entitled to one year base salary.

The Agreement provides that Mr. Baltuskonis will be granted options covering 3,750 shares of the Company’s common stock in each of 2007, 2008 and 2009.

Item 9.01 Financial Statements and Exhibits.

Item 9.01(d) Exhibits.

The following Exhibit is filed with this Form 8-K:

10.2         Employment Agreement, dated July 1, 2007, between Community West Bancshares and Charles G. Baltuskonis.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 2, 2007	COMMUNITY WEST BANCSHARES

By: /s/ Charles G. Baltuskonis
Charles G. Baltuskonis
Executive Vice President and
Chief Financial Officer